UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 5, 2007 (December 31, 2006)

Date of report (Date of earliest event reported)

MONONGAHELA POWER COMPANY

(Exact name of registrant as specified in charter)

Ohio (State or Other Jurisdiction of Incorporation)	1-5164 (Commission File Number)	13-5229392 (IRS Employer Identification No.)

1310 Fairmont Avenue Fairmont, West Virginia (Address of principal executive of offices)	26554 (Zip code)

Registrant’s telephone number, including area code: (304) 366-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2006, Monongahela Power Company (“Monongahela”) entered into a Master Asset Swap Agreement (the “Swap Agreement”) with its affiliate, Allegheny Energy Supply Company, LLC (“AE Supply”), pursuant to which Monongahela and AE Supply completed an intra-company transfer of assets (the “Asset Swap”) that realigned generation ownership and contractual arrangements within the Allegheny Energy system effective January 1, 2007. Monongahela and AE Supply are both subsidiaries of Allegheny Energy, Inc. (together with its subsidiaries “Allegheny”).

As a result of the Asset Swap, Monongahela owns 100% of Allegheny’s Fort Martin, Albright, Rivesville and Willow Island generation facilities in West Virginia. Additionally, Monongahela is now contractually entitled to a greater proportion of the generation from Allegheny’s Bath County, Virginia generating facility. Also as a result of the Asset Swap, AE Supply owns 100% of Allegheny’s Hatfield’s Ferry generation facility in Pennsylvania and has a greater ownership interest in Allegheny’s Harrison and Pleasants generating facilities in West Virginia. In addition, AE Supply now has contractual rights from Monongahela to a greater amount of generation from the Ohio Valley Electric Corporation.

Pursuant to the Swap Agreement, AE Supply has assigned to Monongahela its obligation to supply generation to meet the load obligations in West Virginia of The Potomac Edison Company, which is also a subsidiary of Allegheny. The Swap Agreement contains representations and warranties of the parties and other terms and conditions customary for agreements of this nature. The terms of the Asset Swap were approved by the Federal Energy Regulatory Commission and the West Virginia Public Service Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONOGAHELA POWER COMPANY

Date: January 5, 2007	By:	/s/ David M. Feinberg
	Name:	David M. Feinberg
	Title:	Vice President & Secretary

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